Exhibit 10.45

CONTRACT OF SALE

This AGREEMENT is made as of the 12th day of May 2008 by and between, Doswell Virginia Properties, Inc. ("DVP"), a Delaware corporation with offices located at c/o Austern & Austern, P.C., 2 Taconic Court, P.O. Box 558, Wading River, New York 11792, All American Plazas, Inc. ("Plazas"), a Delaware corporation with an address at 2210 Camp Swatara Road, Myerstown, Pennsylvania 17067 (DVP and Plazas are hereinafter collectively referred to as the "Sellers") and T.S.O., Inc., a Virginia corporation and or its assigns, with an address at 10222 Kings Dominion Boulevard, Doswell, Virginia 23047 (the "Purchaser").

WITNESSETH:

WHEREAS, DVP is the owner of certain property together with the buildings and improvements erected thereon known as at 10222 Kings Dominion Boulevard, Doswell Virginia 23047 (the "Property"); and

WHEREAS, Plazas leases the Property from DVP for the purpose of operating thereon a truck stop plaza business known as Doswell All American Truck Stop Plaza (the "Truck Plaza Business"); and

WHEREAS, the Sellers desire to sell to the Purchaser and the Purchaser desires to purchase from the Sellers the Property and the assets of the Truck Plaza Business upon and subject to the terms and conditions hereinafter set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1
SALE AND PURCHASE

1.1  Sale. Sellers agree to sell and convey, and the Purchaser agrees to purchase the following:

(A)  The Property, including the land with the buildings and improvements erected thereon as more particularly described in Schedule A annexed hereto and made a part hereof. This sale includes all right, title and interest, if any, of DVP in and to any land lying in the bed of any street, roar or avenue opened or proposed, in front of or adjoining the Property, to the center line thereof, and all right, title and interest of DVP in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Property by reason of change of grade of any street; and DVP will execute and deliver to Purchaser, on closing of title, or thereafter, on demand, all proper instruments for the conveyance of such title and the assignment and collection of any such award.

Title to the Property is being sold and conveyed subject to:

(i)   Zoning regulations and ordinances of the city, county, town or village in which the Property lies which are not violated by existing structures.

(ii)          Consents by DVP or any former owner of the Property for the erection of any structure or structures on, under or above any street or streets on which the Property may abut.

(iii)         Encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway or any other property which the Property may abut.

(B)  The following assets:

(i)   All fixtures, machinery, equipment, tools, spare parts, furniture, office equipment, computer hardware, supplies, materials and other items of tangible personal property used by Plazas in the Truck Plaza Business as set forth in Schedule 1.1(B)(i) annexed hereto and made a part hereof;

(ii)   all intangible assets used by Plazas in connection with the Truck Plaza Business including going concern value, goodwill, telephone and telecopy listings as set forth in Schedule 1.1(B)(ii) annexed hereto and made a part hereof; and

(iii)   except as otherwise provided, all transferable operating permits, or tank permits, and other permits, licenses, filings and other governmental authorizations and agreements, all assignable contracts, including vendor contracts, billboard leases, service agreements and like contracts and agreements associated with the operation of the Truck Plaza Business which are set forth in Schedule 1.1(B) (iii) annexed hereto and made a part hereof. Purchaser acknowledges and warrants that it is aware that the diesel and gasoline supply agreements relating to the Truck Plaza Business are not transferable to Purchaser and that Purchaser shall be solely responsible for arranging for new agreements for the delivery of all fuel with its diesel and gasoline suppliers.

All of the assets used in connection with the Truck Plaza Business to be transferred to Purchaser hereunder are herein referred to collectively as the "Truck Plaza Assets." All of the Truck Plaza Assets shall be transferred subject to normal wear and tear and without warranties of any kind, whether expressed or implied, other than warranties of title, and are sold "AS IS, WHERE IS", WITH ALL FAULTS AND DEFECTS" and "WITH NO REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE", WHETHER EXPRESS, IMPLIED OR STATUTORY. As used in this Agreement, "Lien" shall mean any conditional sale agreement, charges, defect of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than liens for taxes not yet due and payable.

Notwithstanding the foregoing, the transfer of the Truck Plaza Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Truck Plaza Assets unless Purchaser expressly assumes that Liability pursuant to Section 1.3. For purposes of this Agreement, "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense, claim, deficiency, guaranty, or endorsement of or by any person of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

1.2  Excluded Assets. Seller's income tax records, corporate minute books and stock records of Sellers are not part of the sale and purchase contemplated hereunder, are excluded from the Truck Plaza Assets, and shall remain the property of Sellers after the Closing. This sale shall not include the right to use the name or brand "All American". Sellers prior to the Closing Date will remove any All American signage from the Property.

1.3  Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume the liabilities of Plazas (the "Assumed Liabilities") with respect to the Truck Plaza Business arising after the Closing Date as set forth in Schedule 1.3 annexed hereto and made a part hereof. The Assumed Liabilities shall not include any agreements, contracts or commitments that are not specifically identified herein as Assumed Liabilities and except for the Assumed Liabilities of Plazas set forth on Schedule 1.3 the Purchaser shall assume no Liabilities of the Seller.

1.4  Conditions of Sale. The Sellers' obligation to convey the Property and Truck Plaza Assets shall be conditioned upon the approval of this Agreement by the Board of Directors of Able Energy, Inc., the parent of Plazas.

ARTICLE 2
PURCHASE PRICE

 2.1  The Purchase Price. The price for the Property and Truck Plaza Business shall be Eight Million ($8,000,000) Dollars (the "Purchase Price"), payable as follows:

(A)  Eight Hundred Thousand ($800,000.00) Dollars (the "Initial Payment") upon the execution of this Agreement by check, subject to collection; and

(B)  Seven Million Two Hundred Thousand ($7,200,000.00) Dollars in cash, good Certified Check, Bank Draft or Wire Transfer to the order of the Seller or their designee simultaneously with the delivery of the Deed.

2.2  Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Schedule 2.2. After the Closing, the parties shall make consistent use of that allocation for all Tax purposes and in all filings, declarations and reports in respect thereof; including the reports required to be filed under Section 1060 of the Code (e.g., IRS Form 8594). The parties shall report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Purchase Price Allocations, as determined pursuant to this Section and shall not take any action or position that is inconsistent therewith.

ARTICLE 3
CLOSING

3. 1  Closing. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition) the closing of the sale and purchase of the Property and Truck Plaza Assets to Purchaser (the "Closing") shall take place at the offices of Sellers' attorney, Austern & Austern, P.C. located at 2 Taconic Court, P.O. Box 558, Wading River, New York 11792 at 10:00 a.m. on September 12, 2008 (the "Closing Date") or at such other place or time as the parties may agree.

3.2  Sellers' Closing Obligations. At Closing, Sellers shall deliver or caused to be delivered:

(A)  A Deed to the Property in the usual and customary form of a deed utilized in the Commonwealth of Virginia, suitable for recording and shall be duly executed and acknowledged so as to convey to the Purchaser the fee simple of the Property, free of all encumbrances, except as stated herein, and shall contain the covenant required by Subdivision 5 of Section 13 of the Lien Law. The delivery of the Deed by Sellers and acceptance thereof by the Purchaser, shall be deemed the full performance and discharge of every obligation of DVP to be performed hereunder, except those obligations of Sellers stated in this Agreement to survive the Closing.

(B)  A Bill of Sale for the Truck Plaza Assets duly executed by Plazas.

(C)  Certified copies of resolutions indicating that this Agreement and the transactions contemplated hereby have been approved by the Board of Directors of each of the Sellers.

(D)  A certificate indicating that the lease between DVP and Plazas for the Property has been terminated and is of no further force and effect as of the Closing Date.

(E)  Releases, pay-off letters and UCC-3 termination statements from all persons holding mortgages or liens on the Property or the Truck Plaza Assets.

(F)  Duly completed and executed certifications pursuant to Section 1.445-2 of the Treasury regulations certifying that the Sellers are not foreign persons.

(G)  A receipt for the portion of the Purchase Price paid at Closing.

(H)  Such other documents as the Purchaser may reasonably request.

3.3  Purchaser's Closing Obligations. At Closing, Purchaser shall deliver or caused to be delivered:

(A)  Payment by wire transfer, certified or bank check for the balance of the Purchase Price in the amount of $7,200,000 in accordance with Section 2.1 of this Agreement.

(B)  Payment for all transfer taxes related to the sale of the Property and the Truck Plaza Assets.

(C)  Certified copies of resolutions indicating that this Agreement and the transactions contemplated hereby have been approved by the Board of Directors of the Purchaser.

(D)  Such other documents as Sellers may reasonably request.

3.4  Adjustments. The following adjustments shall be made at Closing as of midnight on the day preceding the Closing:

(A)  Real estate taxes, water charges and sewer rents on the basis of the fiscal or calendar period for which assessed, except if there is a water meter on the Property, apportionment at the Closing shall be based on the last available reading, subject to adjustment subsequent to Closing when the next reading is available. If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes shall be on the basis of the old tax rate for the preceding period applied to the latest assessed valuation.

(B)  The amount of any unpaid taxes, assessments, water charges and sewer rents which the Sellers are obligated to pay and discharge, may at the option of the Sellers be allowed to the Purchaser out of the balance of the Purchase Price, provided official bills therefor with interest and penalties figured to said date are furnished by the Sellers at Closing.

3.5  Use of Purchase Price to Pay Liens. If at the Closing Date there may be liens or encumbrances on the Property or Truck Plaza Assets which the Sellers are obligated to pay and discharge, the Sellers may use any portion of the balance of the Purchase Price to satisfy the same, provided the Sellers shall simultaneously either deliver to the Purchaser at the Closing instruments in recordable form and sufficient to satisfy such liens and encumbrances of record together with the cost of recording or filing said instruments; or, provided that the Sellers have made arrangements with the title company employed by the Purchaser in advance of the Closing, Sellers will deposit with said company sufficient monies, acceptable to and required by it to insure obtaining and the recording of such satisfactions and the issuance of title insurance to the Purchaser either free of any such liens and encumbrances, or with insurance against enforcement of same out of the insured Property or Assets. The Purchaser, if request is made within a reasonable time prior to Closing, agrees to provide at the Closing separate certified checks as requested, aggregating the amount of the balance of the Purchase Price, to facilitate the satisfaction of any such liens or encumbrances. The existence of any such taxes or other liens and encumbrances shall not be deemed objections to title to the Property or Truck Plaza Assets if the Sellers shall comply with the foregoing requirements.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES BY SELLER

Sellers hereby represent and warrant to Purchaser as follows:

 4.1  Organization and Good Standing; Foreign Persons. Sellers are corporations duly organized and validly existing under the laws of the State of Delaware. Sellers have not received any notice from any governmental body alleging that the Sellers were required to qualify to do business in any jurisdiction, nor has Sellers' failure to qualify to do business in any other jurisdiction caused Sellers any material adverse consequences. Neither of the Sellers is a "foreign person" as that term is defined in applicable state and federal codes except to the extent that as Delaware corporations each of the Sellers is a foreign corporation.

4.2  Subsidiaries. Neither of the Sellers has any subsidiaries and do not own, directly or indirectly, any equity or debt investment in any entity (other than ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended).

4.3  Due Authorization, Binding Obligation. Sellers have all requisite power and authority to enter into this Agreement and to perform their obligations hereunder and thereunder, and Sellers have authorized the execution, delivery and performance of this Agreement by all necessary corporate action. This Agreement has been duly executed and delivered by the Sellers, and is, and upon execution and delivery will be, the valid and legally binding obligation of the Sellers enforceable in accordance with its terms.

4.4  Governmental Approval. The execution, delivery and performance of this Agreement by the Sellers and the consummation of the transactions provided for herein are not subject to the jurisdiction of, or require the approval, authorization or consent of any governmental body.

4.5  No Approvals or Notices Required; No Conflict with Other Instruments. The execution, delivery and performance of this Agreement by the Sellers, and the consummation of the transactions contemplated hereby will not conflict with, nor will it violate or require any consent or approval, filing or notice pursuant to any other agreement, guarantee, contract or instrument by which the Sellers are bound.

4.6  Title. Sellers have good, valid and marketable title to, and ownership of; the Property and all of the Truck Plaza Assets; at the Closing Sellers shall convey to Purchaser good and marketable title, free and clear of all Liens and encumbrances, to the Property and all of the Truck Plaza Assets; and all documents required to convey such title shall be executed and recorded as necessary.

4.7  Licenses and Permits. Sellers have all necessary licenses, permits, consents and approvals (collectively "Permits") from all appropriate governmental bodies required for operation of the Truck Plaza Business, and there has occurred no default under any such Permits that has any continuing effect, and there is no current default under any such Permits. To Sellers' knowledge they have not received any notification or communication from any governmental body (i) asserting that Sellers are not in compliance with any of the laws, regulations or orders which such governmental body enforces, or (ii) revoking or threatening to revoke any Permits. For purposes of this Agreement, the term "Knowledge" means with respect to (i) an individual that the individual is actually aware of such fact or other matter and (ii) with respect to an entity that an individual who is serving or who has served as a manger, director or officer of such entity has Knowledge of such fact or other matter. This sale includes only Permits that are transferable to the Purchaser.

4.8  Environmental Matters. Except as set forth in Schedule 4.8, the Property and the Truck Plaza Business have been, and are in compliance in all material respects with all applicable United States federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses and permits of any governmental body relating to environmental matters and all other applicable Environmental Laws. To the best of Sellers' Knowledge they have not received any written notice, report or other information regarding any actual or alleged violation of any Environmental Laws (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Property or Truck Plaza Business arising under Environmental Laws. For purposes of this Agreement, "Environmental Laws" shall mean all United States federal, state, local, statutes, regulations, ordinances, all judicial and administrative orders and determinations, and all common laws concerning public health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and in effect as of the date of this Agreement.

4.9  Intellectual Property. The Sellers have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with its operation of the Truck Plaza Business (collectively, the "Intellectual Property Rights"). The Sellers have not received a notice (written or otherwise) that the Intellectual Property Rights used by the Sellers violates or infringes upon the rights of any other person or entity. To the Knowledge of the Sellers, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person or entity of any of the Intellectual Property Rights. This sale does not include the right to use the "All American" name or brand.

4.10    Tax Returns and Payments. Except as set forth in Schedule 4.10, the Sellers have duly and timely filed all tax returns that are or were required to be filed by or with respect to the Property or the Truck Plaza Business, either separately or as a member of a group of corporations or other entities pursuant to applicable legal requirements and have paid all taxes due or claimed to be due by any governmental body. To the best of the Seller's Knowledge, all tax returns of Sellers were correct and complete in all material respects and were prepared in compliance with applicable laws and regulations. All taxes shown to be due and payable on such tax returns, any assessments imposed, and all other taxes due and payable by or on behalf of Sellers on or before the Closing have been paid or will be paid prior to Closing by Sellers as applicable. There are no Liens for taxes on the Truck Plaza Assets and Sellers have no actual knowledge of any assessment on the Property payable in annual installments or any part thereof which has become a Lien on the Property. There are no pending proceedings or appeals to correct or reduce the assessed valuation of the Property. To the best of Sellers' Knowledge, no claim has ever been made by an authority in a jurisdiction where the Sellers do not file tax returns that they are or may be subject to taxation by that jurisdiction. The Sellers to the best of their Knowledge have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity owner or other person. Neither of the Sellers has been advised, has no Knowledge, nor should it have any Knowledge, (i) that any of the tax returns of the Sellers have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment to the taxes of the Sellers.

4.11    Employee Benefits. Except as set forth in Schedule 4.11, the Sellers are not parties to any "employee benefit plan" as defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(a)  Sellers have not at any time maintained, contributed to or had an obligation to contribute to any plan that is subject to Title IV of ERISA.

(b)  Sellers have not at any time contributed to or had an obligation to contribute to any Multiemployer Plan under Section 4201 of ERISA.

4.12    Condition of Assets. The Truck Plaza Assets are being sold in their "as is" condition and Sellers make no guarantee concerning the condition of any of the Truck Plaza Assets being sold. Sellers have no Knowledge that any incinerator, boiler or other burning equipment on the Property is being operated in violation of applicable law.

4.13    Certain Proceedings. There is no pending proceeding that has been commenced against Sellers that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with transactions contemplated by this Agreement. To Sellers' Knowledge, no such proceeding has been threatened.

4.14     No Misstatements or Omissions. Neither this Agreement or any representation or warranty by Sellers contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained therein or herein not misleading.

4.15  Reliance. The foregoing representations and warranties are made by Sellers with the knowledge and expectation that Purchaser is relying thereon, and such representations and warranties shall continue to and survive the Closing as provided herein in Section 4.17 of this Agreement.

4.16  Consents. After the Closing, Sellers will cooperate with Purchaser, as is necessary to transfer any Permits to Purchaser and execute any further documents necessary to allow Purchaser to operate the Truck Plaza Business. Neither Sellers nor any of their officers, employees, or agents shall take any action that would (a) result in a Lien on the Property of the Truck Plaza Assets; (b) reasonably be expected to diminish the value of the Property or Truck Plaza Assets after the Closing; or (c) that would reasonably be expected to interfere with the business of Purchaser to be engaged in after the Closing utilizing the Property and Truck Plaza Assets.

4.17  Survival of Representations and Warranties. No representations, warranties or covenants herein as they pertain to the Property shall survive delivery of the Deed to the Property to the Purchaser, and no action based thereon shall be commenced subsequent to Closing and delivery of the Deed. However, the representations of Sellers set forth herein as they pertain to the Truck Plaza Assets shall survive the closing of this Agreement and continue in full force and effect for a period of six (6) months from the date of closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES BY PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

5.1  Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

5.2  Authorization; Binding Obligation. Purchaser has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder. Purchaser has authorized the execution, delivery and performance of this Agreement by all necessary corporate action, and this Agreement has been duly executed and delivered by Purchaser and is the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

5.3  Noncontravention; Governmental Approvals. (A) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of the Purchaser or (ii) violate any law or order or other restriction of any governmental entity to which the Purchaser may be subject. (B) The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental body.

5.4  Certain Proceedings. There is no pending proceeding that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with transactions contemplated by this Agreement. To Purchaser's Knowledge, no such proceeding has been threatened.

5.5  Acceptance of Condition of Property and Truck Plaza Assets. Purchaser has inspected the Property and, is fully familiar with the physical condition and state of repair thereof and shall accept the Property, buildings and improvements thereon and Truck Plaza Assets "as is" and in their present condition, subject to reasonable use, wear and tear and natural deterioration between now and the Closing Date, without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this Agreement. Nor shall the results of any inspections performed by Purchaser obligate the Sellers to make any repair or improvement of any kind or nature.

5.6  Reliance. Purchaser has made such examination of the Truck Plaza Business, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser deemed necessary. In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties, or statements, whether express or implied, made by Sellers or any agent, employee or other representative of Sellers or by any broker or any other person representing or purporting to represent Sellers, which are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally.

5.7  Payment Funds. Purchaser represents and warrants that the funds comprising the Purchase Price to be delivered to Sellers in accordance with this Agreement are not derived from any illegal activity.

5.8  Environmental Claims. Purchaser shall indemnify and hold harmless Sellers for any post-closing environmental claims. This clause shall survive the Closing Date for a period of two (2) years.

5.9  Confidentiality. Purchaser agrees to keep every communication, document, information revealed by the Sellers during the course of negotiations, due diligence, etc., confidential.

5.10    Accuracy of Representations. The representations and warranties of Purchaser contained in this Agreement, contain no untrue statement of a material fact and do not omit or mistake a material fact necessary in order to make the statements contained therein misleading in light of the circumstances in which they are made.

5.11    Survival of Representations. All of the representations and warranties of the Purchaser contained in this Agreement shall survive the closing of this Agreement and continue in full force and effect for a period of six (6) months from the date of closing except for the representations set forth in section 5.8 which shall surive the Closing Date as provided therein.

ARTICLE 6
COVENANTS

6.1  Due Diligence. Purchaser shall be entitled to a "Due Diligence Period" commencing on the date hereof and ending at 5:00 P.M. Eastern Standard Time on the 15th day following the date hereof.

6.2  Access to Information. The Sellers agree that, during the Due Diligence Period, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the Truck Plaza Assets and Sellers' ownership thereof and the Truck Plaza Business as it reasonably requests and to afford Purchaser and its representatives reasonable access, after appropriate notice to the Sellers' personnel, properties, contracts, books and records and other documents, data financial and operating information as Purchaser may reasonably request. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Sellers shall cooperate fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement.

6.3  Title Report. After execution of this Agreement, Purchaser, at its sole cost and expense, shall promptly order an examination of title and shall cause a copy of the title report for the Property to be forwarded to Sellers' attorney upon receipt. If Purchaser shall have any objections to the state of the title such objections shall be made in writing to counsel for Sellers within five (5) business days from receipt of the title report. Sellers shall be entitled to a reasonable adjournment or adjournments of closing for up to sixty (60) days for the purpose of removing any defects in or objections to title noted in such title report and any other defects or objections which may be disclosed on or prior to the closing date. If a search of title discloses judgments, bankruptcies or other returns against other entities having the same or similar to that of Sellers, Sellers will on request deliver to the Purchaser an affidavit showing that such judgments, bankruptcies or other returns are not against the Sellers.

6.4  Environmental; Engineering Reports. Purchaser shall have the right to have the Property inspected during reasonable hours, after reasonable notice to the Sellers, and to obtain the following inspection reports with respect to the Property, at Purchaser's sole cost and expense. Purchaser shall not disturb or interfere with the Truck Plaza Business and any scheduling shall take that business and schedules relating thereto into consideration. Purchaser's environmental specialists shall be permitted to perform subsurface testing of soils and groundwater. However, in the event Purchaser and its representatives intend to perform any testing that may damage or disturb any portion of the Property, Purchaser shall request Sellers' written consent therefor in a writing which shall describe exactly what testing will be performed, where such testing will be performed and what damage is expected to take place. Purchaser shall be solely responsible at its sole cost and expense to restore the Property to the same or better condition than that which existed prior to such testing taking place. In addition to the foregoing, in the event Purchaser causes any damage to any other property or to public property, Purchaser shall indemnify and hold Sellers harmless for the costs of restoration thereof as well as for any legal fees, costs and expenses that may accrue to Sellers.

(A)  An Environmental Report from a licensed environmental inspection laboratory or licensed engineer with respect to the presence or absence of hazardous or toxic substances or conditions at the Property including, without limitation, asbestos, polychlorinated biphenyls, petroleum products and those hazardous substances defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., and all amendments thereto, including without limitation, the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., the Hazardous Substances Transportation Act, 49 U.S.C. Section 1802 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Wastes Amendments of 1984, the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the National Environmental Policy Act 42 U.S.C. Section 4321 et seq., Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., the safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Clean Water Act, 33 U.S.C. Section 1321 et seq., and any and all State and Local Environmental Laws of whatever kind or nature that may effect the Property and the use thereof and any and all other rules, regulations or laws that may become effective prior to the Closing Date hereunder.

(B)  An Engineering report from a licensed engineer with respect to the structural and physical condition of the Property.

(C)  Purchaser shall cause the Environmental Report and Engineering Report to be delivered to Sellers' counsel prior to the expiration of the Due Diligence Period. However, if there is anything in either report that would cause Purchaser to consider its right to elect to cancel the contract, then and in that event, Purchaser shall be required to. notify Sellers within five (5) days of becoming aware of the issue whether or not Purchaser has received its written report concerning same. In that event, Sellers shall be entitled to a reasonable adjournment or adjournments of Closing for up to sixty (60) days for the purpose of curing any such defects disclosed in such reports.

(D)  In the event Purchaser shall (a) fail to have the Property inspected prior to the expiration of the Due Diligence Period, (b) fail to object to the state of the title of the Property in writing to counsel for Sellers within five (5) business days from receipt of the title report, (c) fail to deliver a copy of the Environmental or Engineering Reports to Seller prior to the expiration of the Due Diligence Period, (d) fail to give the Sellers written notice within five (5) business days from becoming aware of an environmental or engineering issue which might tend to cause Purchaser to terminate the within Agreement, whether or not a written Report has been received by Purchaser, or (e) fail to give Sellers written notice terminating the Agreement prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have waived the right to cancel this Agreement based on the foregoing objections.

6.5  Operation of the Business of the Seller.

(A)  Between the date of this Agreement and the Closing Date, Purchaser will conduct the Truck Plaza Business in the ordinary course of business on a triple net basis in accordance with the terms of the Management Agreement to be executed by the parties simultaneously upon the execution of this Agreement and the terms of this Section. In the event of a conflict between this Section and the Management Agreement the terms of this section shall prevail.

(B)  Without limiting the generality of the provisions of (a) above, the Purchaser shall:

(i) maintain (A) customary business hours; (B) customary pricing and promotional programs; (C) maintain necessary stock and inventory; and (D) shall not conduct any liquidation or close-out sale;

(ii) maintain the fixed assets essential to Plazas' operations in good operating repair and condition, subject to normal wear and tear, and make repairs and replacements in accordance with prior practices;

(iii) report to Plaza concerning operational matters of a material nature and otherwise report periodically to Plazas concerning any material changes to status of the business, operations, and finances of the Truck Plaza Business;

(iv) continue to pay and satisfy liabilities in the ordinary course of business;

(v) continue to maintain in full force and effect or renew or replace all policies of insurance now in effect which cover the Property and the Truck Plaza Assets or the Truck Plaza Business and give all notices and present all material claims under all policies of insurance in due and timely fashion;

(vi) not enter into any material leases or contracts for the purchase or sale of products, utilities, or services, except (A) those made in the ordinary course of business or (B) those which may be canceled without liability upon not more than thirty (30) days' notice; or (C) with approval of Plazas;

(vii) use best efforts to preserve the business organization and Property and Truck Plaza Assets to be transferred hereunder intact, including present operations and relationships with lessors, licensors, customers and employees; use reasonable efforts to preserve for Plazas the goodwill of Plazas' employees, suppliers, customers, and other persons with whom the Sellers have business relations;

(viii) not enter into any contract, agreement, or understanding with any labor union or other association representing any employee; not enter into, amend, or terminate, fully or partially, any benefit plan; and not withdraw any funds from any benefit plan or trust or other funding arrangement maintained pursuant thereto;

(ix) except for annual merit increases awarded to non-officer employees in the ordinary course of business consistent with past business practices not authorize or grant any wage or salary increase, otherwise directly or indirectly increase post-Closing compensation to or for any employee, or agree in any manner to any such post-Closing increase;

(x) not create or incur any indebtedness for borrowed money or assume directly or indirectly any debt, obligation, or liability (whether absolute or contingent, whether directly or as surety or guarantor, and whether or not currently due or payable) which will exist after the Closing Date, except in the ordinary course of business consistent with past business practices and policies and as required for the operation of the Truck Plaza Business;

(xi) not make any material change in the accounting methods, practices, policies, principles, or procedures of the Sellers, except as necessary to perform this Agreement, without consulting with Sellers;

(xii) not enter into any lease, sublease, or contract, regarding the acquisition, leasing, or occupancy of the Property, equipment, machines or other items relating to the Truck Plaza Business except in the ordinary course of business or upon approval of the Sellers;

(xiii) not sell, convey, lease, abandon, or otherwise dispose of, or grant, suffer, or permit any lien or encumbrance upon any of the Truck Plaza Assets, except on arm's length terms or in the ordinary course of business; and

(xiv) not enter into or modify in any manner any material contract to which Sellers are a party except in the ordinary course of business, other than as contemplated in clause (vi) above.

(C)  Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit the rights of the Purchaser to take actions or engage in transactions which are consistent with the obligations under this Agreement.

6.6  Notification. Between the date of this Agreement and the Closing Date, Sellers will promptly notify Purchasers in writing if Sellers become aware of any fact or condition that causes or constitutes a breach of any of Sellers' representations and warranties as of the date of this Agreement, or if Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Sellers will promptly notify Purchaser of the occurrence of any breach of any covenant of Sellers in this Article 6 or of the occurrence of any event that is likely to make the satisfaction of the conditions in Section 7.1 impossible or unlikely.

6.7  Risk of Loss; Casualty.

(A)  Until the Closing Date, the risk of loss with respect to the Property and the Truck Plaza Assets shall remain with the Seller.

(B)  If, at or prior to the Closing Date, there is any casualty, loss, damage or destruction to the Property and any of the Truck Plaza Assets which has an aggregate value less than $75,000, then this Agreement shall continue in full force and effect, and Sellers shall have the option either (i) to restore the Property and/or Truck Plaza Assets to substantially the same condition as existed immediately prior to such casualty, which restoration shall be prosecuted with due diligence and without regard to the amount of insurance proceeds, if any, paid or payable on account thereof, or (ii) decline to restore the Property and/or Truck Plaza Assets, in which event the parties shall proceed to Closing as and when provided hereunder, except that Seller shall (a) assign to Purchaser at Closing all of its rights to and interest in all proceeds of casualty insurance and business interruption and other applicable insurance relating to the period from and after the date of Closing payable on account of such casualty, and (b) pay to Purchaser at Closing an amount equal to the full amount of the deductible applicable under such insurance policies. If Seller elects to restore the Property and/or Truck Plaza Assets, the Closing Date shall be extended to that date which is five (5) days after such restoration is substantially completed, but in no event later than 90 days after the Closing Date (the "Outside Closing Date"), and in such event, Purchaser shall proceed with Closing hereunder in accordance with the terms hereof upon the earlier to occur of five (5) days after substantial completion of such restoration or the Outside Closing Date (in which case Purchaser's obligation to complete such restoration shall survive Closing and continue as a post-closing obligation).

(C)  If, at or prior to the Closing Date, there is any casualty, loss, damage or destruction to the Property and/or any of the Truck Plaza Assets which have an aggregate value in excess of $ 75,000, Purchaser shall have the option, exercisable by written notice given to Seller within ten (10) business days after Purchaser receives Seller's written notice of such casualty and the estimated cost of restoration (as provided in Section 6.7(F), below) to (i) terminate this Agreement, in which event the Initial Payment shall be returned to Purchaser and the parties shall be relieved of further liability hereunder, or (ii) proceed with the Closing subject to such casualty, in which event this Agreement shall not be terminated and the parties shall proceed to Closing as provided hereunder, except that Sellers shall (a) assign to Purchaser at Closing all of its rights to and interest in all proceeds of casualty insurance and business interruption and other applicable insurance payable on account of such casualty, and (b) pay to Purchaser at Closing an amount equal to the full amount of the deductible applicable under such insurance policies.

(D)  If Seller elects to go to Closing as provided in Section 6.7(B) above or Purchaser elects to go to Closing as provide in Section 6.7(C), above, the insurance claim (except for business interruption or other applicable insurance relating to the period prior to the date of Closing) shall be assigned to Purchaser, and there shall be no other abatement of the Purchase Price. Sellers shall cooperate reasonably with Purchaser before and after Closing to file and process an insurance claim for all insured loss arising out of such casualty. Sellers shall not settle or adjust any such insurance claim without Purchaser's prior written consent.

(E)  If Purchaser elects to terminate under Section 6.7(C), above, the Initial Payment shall be returned to Purchaser and Sellers and Purchaser shall have no further liability to each other.

(F)  Promptly after any casualty described in this Section 6.7, Sellers shall provide Purchaser with written notice of such casualty, which notice will include a description of the nature, extent and estimated amount of damage or loss to the Property and/or Truck Plaza Assets in connection with such casualty. If, within twenty (20) business days after Purchaser's receipt of such written notice, Section 6.7 (C) is applicable and Purchaser has not delivered to Sellers a written notice of Purchaser's election to terminate this Agreement, Purchaser shall be deemed to have elected to proceed to Closing pursuant to Section 6.7(C).

ARTICLE 7
CONDITIONS TO CLOSING

7.1  Conditions Precedent to Obligations of Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(A)  Delivery of a deed (the "Deed") from DVP of title to the Property in the form more particularly described in Section 3.2 of this Agreement.

(B)  All representations and warranties of the Sellers contained herein shall be true and correct as of the date hereof.

(C)  All representations and warranties of the Sellers contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date.

(D)  Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(E)  This Agreement and documents to be executed in connection therewith by Sellers shall have been approved by the Board of Directors of the Sellers.

(F)  All mortgages and liens on the Property and Truck Plaza Assets have been satisfied and released.

(G)  Sellers shall have delivered each of the items described in Section 3.2 of this Agreement.

(H)  No legal proceedings shall have been instituted or threatened or claim or demand made against the Sellers seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(I)  There must not have been made or threatened by any person any claim (which is not or cannot be settled or dismissed prior to Closing) asserting that such person (i) is the owner of, or has the right to acquire or obtain ownership interest in the Property, or any of the Truck Plaza Assets, or (ii) is entitled to all or any portion of the Purchase Price payable for the Property or the Truck Plaza Assets.

7.2  Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable law):

(A)  All representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof.

(B)  All representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date.

(C)  Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(D)  The Purchaser shall have delivered the Purchase Price to the Sellers in accordance with Section 2.1 of this Agreement, including payment for the Inventory.

(E)  This Agreement and documents to be executed in connection therewith shall have been approved by the Board of Directors of Purchaser.

(F)  Purchaser shall have delivered each of the items described in Section 3.3.

(G)  No legal proceedings shall have been instituted or threatened or claim or demand made against the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(H)  There must not have been made or threatened by any person any claim (which is not or cannot be settled or dismissed prior to Closing) asserting that such person (i) is the owner of, or has the right to acquire or obtain ownership interest in the Property, or any of the Truck Plaza Assets, or (ii) is entitled to all or any portion of the Purchase Price payable for the Property or the Truck Plaza Assets.

ARTICLE 8
TERMINATION

8.1  Termination Events. This Agreement may by notice be terminated;

(A)  (i) by Purchaser if any of the conditions in Article 7.1, including Sellers inability to deliver good and marketable title to the Property and/or Truck Plaza Assets, free and clear of any liens and encumbrances, has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Article 7.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(B)  by either Purchaser or Sellers if a material breach of any representation, warranty or obligation contained in this Agreement has been committed by the other party and such breach has not been waived or, to the extent the breach is of the nature which can be cured, not cured within twenty (20) days of written notice of such breach by the other parties. Notwithstanding anything to the contrary herein, the Sellers' shall not be deemed to have breached this Agreement if the breach (for example, a breach of representation or warranty) is caused as a result of the actions of the Purchaser, as Manager, under the management agreement to be executed simultaneously herewith (the "Management Agreement"); or

(C)  by mutual consent of Purchaser and Seller.

(D)  by Purchaser on or before the fifty-ninth (59th) day after the date on which this Agreement is executed by the parties (the "Date of Execution") in the event that Purchaser is unable to obtain sufficient funds or a commitment for a loan in the amount of $7,200,000 to purchase the Property and Truck Plaza Assets. or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

A party seeking to exercise the rights provided in Subsection 8.1 shall so notify the other party within five (5) days after obtaining knowledge of the facts, events or circumstances giving rise to the right to terminate, but no later than the Closing Date, except with regard to Section 8.1(D) said notice must be received by the Sellers on or before the fifty-ninth (59th) day from the Date of Execution.

8.2  Effect of Termination; Liquidated Damages.

(A)  In the event of termination of this Agreement under any of the circumstances set forth in Section 8.1(A), including that Sellers are unable to convey title to the Property and the Truck Plaza Assets to Purchaser at the Closing in accordance with the terms of this Agreement, the sole liability of Sellers will be to refund the Initial Payment to Purchaser and upon such refund and payment being made this Agreement shall be deemed null and void and no party shall have any claim against the other, provided, however, Sellers shall retain from such Initial Payment an amount up to the sum of one hundred thousand ($100,000) dollars to pay for any claims made against Purchaser for damages caused by Purchaser as a result of its management of the Property and Truck Plaza Business pursuant to the Management Agreement. The aforesaid sum of one hundred thousand ($100,000) retained from the Initial Payment less any amounts paid therefrom for damages caused by Purchaser or to pay for the shall be returned to the Purchaser

(B)  If this Agreement is terminated for any other reason other than pursuant to Section 8.1(A):

(i) less than sixty (60) days from the Date of Execution, this Agreement shall be deemed null and void, the Sellers and Purchaser shall have no claim against the other except that Purchaser shall pay to Sellers liquidated and exclusive damages in the sum of forty thousand ($40,000) dollars if the Agreement is terminated within thirty (30) days from the Date of Execution and eighty thousand ($80,000) dollars if the Agreement is terminated more than thirty (30) but less than sixty (60) days from the Date of Execution and Sellers shall refund the Initial Payment to the Purchaser less an amount up to the sum of one hundred thousand ($100,000) dollars to pay for any claims made against Purchaser for damages caused by Purchaser as a result of its management of the Property and Truck Plaza Business pursuant to the Management Agreement.

(ii) more than sixty (60) days from the Date of Execution, Sellers shall be entitled to retain the Initial Payment as liquidated damages in full satisfaction of any claims they have or may have against Purchaser under this Agreement. However, it is agreed that in the event of such termination, Purchaser shall be liable to Sellers in an additional sum up to one hundred thousand ($100,000) dollars to pay for any claims made against Purchaser for damages caused by Purchaser as a result of its management of the Property and Truck Plaza Business pursuant to the Management Agreement and thereafter, no party shall have any further claim against the other.

(iii) in the event that Purchaser is liable to Sellers for any damages caused by Purchaser as a result of its management of the Property and Truck Plaza Business pursuant to the Management Agreement as provided for hereinabove, Sellers shall have the right to offset against such damages owed to them by Purchaser any amount owed by Sellers to the Purchaser for the repurchase of the inventory as provided for in the Management Agreement upon the termination of that Agreement.

(C)  Within thirty (30) days from the date of the termination of this Agreement pursuant to Section 8.1, Sellers shall return to Purchaser the $100,000 held back by Sellers from the Initial Payment pursuant to Sections 8.2(A) and (B) less (i) any amounts due or paid for damages, claims, suits or threats caused by or relating to Purchaser's management of the Property and Truck Plaza Business (ii) any amounts due to Sellers pursuant to Section 9.2 of this Agreement and (iii) the amount of any payables arising during the term of the Management Agreement which remain outstanding as of such date. Upon the request of Sellers, Purchaser shall provide Sellers with a list of such outstanding payables together with all documentation relating thereto.

(D)  Upon any termination hereunder, each party shall redeliver all documents, work papers and other material of any other party relating to the transaction contemplated hereby, whether so obtained before of after the execution hereof, to the party furnishing the same.

ARTICLE 9
INDEMNIFICATION

9.1  Sellers Indemnity. Sellers hereby jointly and severally agree to indemnify and hold the Purchaser and its affiliates, agents, successors and assigns (collectively, the "Purchaser's Indemnified Parties") harmless from and against:

(A)  any and all actions, suits, proceedings, demands, assessments, judgments, losses, liabilities, obligations, damages, costs, debts, claims, actions, tax liabilities, penalties, costs and expenses, including without limitation, attorneys fees and other professional fees and disbursement (collectively hereinafter "Losses") based upon, attributable to or resulting from the failure of any representation or warranty made by Sellers pursuant to this Agreement, to be true and correct in all respects as of the date made;

(B)  any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers under this Agreement;

(C)  any and all Losses based in whole or in part upon, attributable to or resulting directly or indirectly from Sellers' past ownership of the Property and the Truck Plaza Assets, or from the acts of Sellers or any of their affiliates, excluding the day to day operations of the Truck Plaza Business, prior to Closing.

(D)  any and all expenses incident to the foregoing.

9.2  Purchaser Indemnity. Purchaser hereby agrees to indemnify and hold the Sellers and their affiliates, agents, successors and assigns (collectively, the "Sellers' Indemnified Parties") harmless from and against:

(A)  any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth herein, or any representation or warranty made by Purchaser pursuant to this Agreement, to be true and correct as of the date made;

(B)  any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement;

(C)  any and all Losses based in whole or part upon, attributable to or resulting solely from the negligent acts or willful misconduct of Purchaser with respect to the management of the Truck Plaza Business during the period from the dae of this Agreement to the Closing Date;

(D)  any and all Losses based in whole or part upon, attributable to or resulting solely from the negligent acts or willful misconduct of Purchaser following Closing;

(E)  any and all expenses incident to the foregoing.

9.3  Indemnification Procedures.

(A)  In the event that any legal proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any person in respect of which payment may be sought under Section 9.1 or 9.2 hereof, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided, or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(B)  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(C)  The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE 10
POST-CLOSING COVENANTS

10.1  Cooperation. The parties will cooperate with and provide such further assurances to each other as are reasonably necessary or requested to perfect (of record or otherwise) and effectively vest the Purchaser's title to the Property and Truck Plaza Assets, aid in the prosecution, defense, or other action regarding litigation of any rights arising from or affecting title to the Assets, and assist in making a smooth transition in ownership of the Truck Plaza Assets to the Purchaser and the operation and management of the Truck Plaza Business at each party's own expense.

10.2  Confidential Information. Following the execution of this Agreement and for a period of two (2) years after the Closing Date:

(A)  Sellers will maintain in confidence and will not disclose any confidential or proprietary information or trade secrets of Purchaser including, without limiting the foregoing, the identify of any of the Purchaser's customers or suppliers, and the prices at which Purchaser has sold or purchased products or services, any Purchaser financial or business information or tax information and any and all other business information about the Purchaser or its business operations, nor will Sellers use confidential or proprietary information or trade secrets for its own purposes to the detriment of Purchaser.

(B)  Purchaser will maintain in confidence and will not disclose any confidential or proprietary information or trade secrets of Sellers including, without limiting the foregoing, the identify of any of Sellers' customers or suppliers, and the prices at which Sellers have sold or purchased products or services, any of Sellers' financial or business information or tax information and any and all other business information about the Sellers or their business operations, nor will Purchaser use confidential or proprietary information or trade secrets for its own purposes to the detriment of Seller.

(C)  The parties acknowledge that money damages would be an inadequate remedy for a breach of this Section 10.2 and that, in addition to money damages, an aggrieved party should be entitled to injunctive relief

10.3  Non-Competition. In consideration of Purchaser's agreement to enter into this Agreement, and as a condition thereto, the Seller covenants and agrees as follows:

(A)  For a period of one (1) year from and after the Closing Date, Sellers nor any of its affiliates, successors or assigns shall directly, or indirectly, participate in or own and/or operate a truck stop plaza or gasoline station within a ten (10) mile radius of the Property. For purposes of this provision, the term "participate in" shall include, but not be limited to, having any direct or indirect interest in any entity, whether as owner, stockholder, partner, joint venturer, member, creditor or otherwise, other than ownership of not more than 5% of the outstanding stock or securities of any class that is publicly traded, or acting as a director, officer, manager, employee, agent, consultant or independent contractor of any entity. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(B)  During the one (1) year period from and after the Closing Date, neither the Sellers nor any of their affiliates, successors or assigns shall induce or attempt to induce any employee of the Purchaser to leave the employ of the Purchaser.

(C)  The Sellers acknowledges that any breach or threatened breach of any of the provisions of this Section will cause irreparable injury to the Purchaser, for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Purchaser shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the Sellers and their affiliates or subsidiaries from committing such breach or threatened breach.

10.4  Further Assurances. At any time or from time to time after the Closing, at the Purchaser's request and without further consideration, the Sellers shall execute and deliver to the Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the Purchaser, and to confirm the Purchaser's title to, the Property and all of the Truck Plaza Assets, and, to the full extent permitted by law, to put the Purchaser in actual possession and operating control of the Truck Plaza Assets and to assist the Purchaser in exercising all rights with respect thereto, and otherwise to cause the Sellers to fulfill their obligations under this Agreement. The Purchaser shall cooperate with the Sellers and sign any documents necessary in order to complete this sale.

10.5  Maintenance of Records. Following the Closing, (a) Purchaser agrees that for a period of ninety (90) days thereafter Sellers shall have access during normal business hours to the accounting systems of Purchaser solely for the purpose of monitoring their accounts receivable and accounts payable; and (b) each party hereto will afford the other parties, their counsel and their accountants, during normal business hours, reasonable access to the books, records and other data relating to the Sellers' business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the determination or enforcement of rights and obligations under this Agreement, (ii) compliance with the requirements of any governmental or regulatory authority, (iii) the determination or enforcement of the rights and obligations of any indemnified party or (iv) in connection with any actual or threatened action. For a period extending four years after the Closing Date, no party hereto shall destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other parties hereto and such other parties shall not agree in writing to take possession thereof during the ten-day period after such offer is made. Notwithstanding anything to the contrary contained in this Section 10.6, if the parties hereto are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 10.6 shall be subject to applicable rules relating to discovery.

10.6  Mail and Other Communications. Following the Closing, Purchaser shall promptly remit to the Sellers any checks, cash, payments, mail or other communications relating to the Truck Plaza Business or the Sellers' retained liabilities that are addressed to and belong to the Sellers and are received are received by the Buyer after the Closing.

10.7  Insurance Adjustments. Notwithstanding anything to the contrary herein, there shall be no adjustments at Closing relating to insurance premiums since Purchaser shall be responsible for obtaining its own insurance policies that will be in force subsequent to the Closing.

ARTICLE 11
ESCROW PROVISIONS

11.1  Appointment. The Sellers and the Purchaser hereby irrevocably designate and appoint Jonathan Austern, Esq. as their escrow agent ('Escrow Agent") for the purposes set forth herein, and the Escrow Agent by its execution and delivery of this Agreement hereby accepts such appointment under the terms and conditions set forth herein.

11.2  Delivery of the Initial Payment to Escrow Agent. Upon the execution of this Agreement, the Purchaser shall deliver to the Escrow Agent the Initial Payment. At such time, the Escrow Agent shall hold the Initial Payment as agent for the Sellers, subject to the terms and conditions of this Agreement. The Escrow Agent shall deposit the Initial Payment in his IOLA Escrow Account which is a non-interest bearing account. The tax identification numbers of the parties shall be furnished to the Escrow Agent upon request.

11.3  Intention to Create Escrow Over the Initial Payment. The Purchaser and the Company intend that the Initial Payment shall be held in escrow by the Escrow Agent and released from escrow by the Escrow Agent only in accordance with the terms and conditions of this Agreement.

11.4  Release of Escrow. At the Closing, the Initial Payment shall be paid by Escrow Agent to Sellers. If for any reason the Closing does not occur and either Sellers or Purchaser makes a written demand upon Escrow Agent for payment of such amount pursuant to Sections 6.7, 8.1 and 8.2 of this Agreement, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive written objection from the other party to the proposed payment within ten (10) business days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such ten (10) business day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, Escrow Agent shall have the right at any time to deposit the Initial Payment with the clerk of any court of competent jurisdiction within the county where the Property is located. Escrow Agent shall give written notice of such deposit to Sellers and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder that are addressed to and belong to the Sellers and are received are received by the Buyer after the Closing.

11.5  Duties and Responsibilities of Escrow Agent.

(A)  The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to any of the parties for any act or omission on his part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Sellers and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including legal fees, costs and expenses, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this contract or involving gross negligence on the part of Escrow Agent.

(B)  If Escrow Agent is Sellers' attorney, Escrow Agent or any member of his/her firm shall be permitted to act as counsel for Sellers in any dispute as to the disbursement of the Initial Payment or any other dispute between the parties whether or not Escrow Agent is in possession of the Initial Payment and continues to act as Escrow Agent.

(C)  Escrow Agent may act or refrain from acting in respect of any matter referred to in this Article in full reliance upon and with advice of counsel which may be selected by him (including any member of his firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

(D)  All legal fees, costs and expenses incurred by Escrow Agent shall be paid equally by the Sellers and Purchaser. Sellers and Purchaser shall pay to the Escrow Agent immediately upon receipt of an invoice either from Escrow Agent or his counsel. Any legal fees, costs and expenses not so paid shall be deemed liquidated damages and enforceable by Escrow Agent in full against either Sellers or Purchaser in the State of New York or in the home state of either party or such other state or place where either party maintains its assets, if not in New York.

(E)  This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

(F)  The Escrow Agent may at any time resign as Escrow Agent hereunder by giving five (5) business days prior written notice of resignation to the Sellers and Purchaser. Prior to the effective date of resignation as specified in such notice, the Sellers and Purchaser will issue to the Escrow Agent a joint instruction authorizing delivery of the Initial Payment to a substitute Escrow Agent selected by the Sellers and the Purchaser. If no successor Escrow Agent is named by the Sellers and the Purchaser, the Escrow Agent may apply to a court of competent jurisdiction within the county in which the Property is located for appointment of a successor Escrow Agent, and deposit the Initial Payment with the clerk of any such court, and/or otherwise commence an interpleader or similar action for a determination of where to deposit the same.

(G)  The provisions of this Article 11 shall survive the resignation of the Escrow Agent or the termination of this Agreement.

ARTICLE 12
GENERAL PROVISIONS

12.1  Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been given upon delivery personally or upon mailing by registered mail, postage prepaid or by delivery by reputable overnight courier service, to each party at the address set forth hereinabove, or at such other address as each party may designate in writing to the other. In addition, a copy of any such notice sent to Sellers shall also be sent to Jonathan Austern, Esq., Austern & Austern, 2 Taconic Court, P.O. Box 558, Wading River, New York 11792 and a copy of any such notice sent to Purchaser shall also be sent to Carroll Drake, Esq. 1036 St. Nicholas Drive, Suite 201, Waldorf, MD 20603.

12.2  Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

12.3  Compliance with Laws; Severability. Both parties expressly agree that it is not the intention of either party to violate statutory or common law and that if any sentence, paragraph, clause or combination of same is in violation of any law, such sentences, paragraphs, clauses or combination of same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto unless the remaining portions hereof are inadequate to define the rights and obligations of the parties or to carry out their original intent as set forth in this Agreement, in which event such party shall have the right, upon making such determination, to terminate this Agreement.

12.4  Parties-In-Interest. This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns.

12.5  No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

12.6  Assignment. This Agreement may not be assigned or transferred by Purchaser without Sellers' prior written consent not to be unreasonably withheld, and may not be transferred or assigned by operation of law unless expressly mandated by state law.

12.7  Brokers. Sellers and Purchaser mutually represent, each to the other, that they have not dealt with any broker in connection with the within transaction. Neither Sellers nor Purchaser knows of any broker claiming entitlement to a commission in connection with the within transaction. Sellers and Purchaser each indemnifies and shall hold harmless the other from any claims made by any other broker claiming to be entitled to a commission as well as for all legal fees, costs and expenses arising out of any claims made by any broker not listed herein due to an omission by either party to this Agreement. This Section 12.7 and the representations made herein shall survive delivery of the Closing Date.

12.8  Schedules, Riders. If the provisions of any schedule or rider to this Agreement, if any, are inconsistent with the provisions of this Agreement, the provisions of such schedule or rider shall prevail.

12.9  Costs of Sale and Purchase. All costs and expenses associated with the sale of the within property, unless responsibility is specifically designated herein as set forth below, shall be assigned to Sellers or Purchaser in accordance with what is usual and customary in the Commonwealth of Virginia, and

(A)  Cost of a survey shall be borne solely by Purchaser;

(B)  Cost of all investigations, etc. by purchaser in connection with its Due Diligence shall be at Purchaser's sole cost and expense;

(C)  Real Estate Transfer taxes, if any, shall be paid by Purchaser.

12.10  Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

12.11  Bulk Sales Law. The parties hereto waive compliance with the bulk sales laws of any jurisdiction in which any of the Truck Plaza Assets are located.

12.12  Binding. This Agreement shall not be binding unless and until it is executed by Sellers.

12.13  Interpretation. Headings, captions, section or section numbers appearing in this Agreement are for ease of reference and convenience only, and shall in no way be deemed to define, modify, affect, limit or describe the scope, intent or content of this Agreement or of provisions to which they relate.

12.14  Singular or Plural Words. Whenever used, the singular pronoun will include the plural, the plural will include the singular, and the uses of any gender will include all genders as required or necessary for proper grammatical reading or as the sense or context requires.

12.15  Drafting Presumptions. Any ambiguity in this Agreement shall not be construed in accordance with any presumption against the party initially drafting this Agreement. If any provision of this Agreement may be construed in two or more ways, such provision shall have the meaning, which renders it valid and enforceable.

12.16  Governing Law. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the Commonwealth of Virginia.

12.17  Execution of Documents. At any time and from time to time hereafter, the parties hereto will execute and deliver such further instruments, documents and certificates and other written assurances as shall reasonably be required in order to consummate the transactions contemplated hereunder.

12.18  Counterparts. This Agreement may be executed in counterparts all of which shall be deemed to be duplicate originals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

T.S.O., Inc.

By: __________________________
Name:
Title:

Doswell Virginia Properties, Inc.

By: /s/ Frank Nocito
Frank Nocito,
President

All American Plazas, Inc.

By: /s/ Richard A. Mitstifer
Richard A. Mitstifer
President

Escrow Agent Acknowledging Acceptance
of Appointment as Escrow Agent Effective
Upon Receipt of Initial Payment:

/s/ Jonathan Austern
Jonathan Austern

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

T.S.O., Inc.

By: __________________________
Name:
Title:

Doswell Virginia Properties, Inc.

By: /s/ Frank Nocito
Frank Nocito,
President

All American Plazas, Inc.

By: /s/ Richard A. Mitstifer
Richard A. Mitstifer
President

Escrow Agent Acknowledging Acceptance
of Appointment as Escrow Agent Effective
Upon Receipt of Initial Payment:

/s/ Jonathan Austern
Jonathan Austern